EXHIBIT 10.26

LEASE
(Portion of Building in Park)

Landlord:	WVB HOLDINGS, LLC

Tenant:	ADVANCED TELCOM, INC.

Premises:	9,821 sq. ft. (usable) located at 463 Aviation Boulevard, Oak Valley Business Center, Santa Rosa, CA

TABLE OF CONTENTS

Paragraph

1.	DEMISE; PREMISES:
2.	USE:
3.	TERM; POSSESSION:
4.	RENT:
5.	UTILITIES AND SERVICES:
6.	MAINTENANCE AND REPAIRS:
7.	ALTERATIONS:
8.	OPERATING EXPENSES AND TAXES:
9.	INSURANCE AND INDEMNITY:
10.	ASSIGNMENT AND SUBLETTING:
11.	PARKING:
12.	SUBORDINATION:
13.	DAMAGE OR DESTRUCTION:
14.	CONDEMNATION:
15.	ACCESS:
16.	DEFAULT BY TENANT; REMEDIES:
17.	ESTOPPEL CERTIFICATES:
18.	HOLDING OVER:

19.	SURRENDER:
20.	NOTICES:
21.	QUIET ENJOYMENT:
22.	RIGHT TO EXTEND:
23.	TENANT IMPROVEMENTS:
24.	NAME OF PARK OR BUILDING:
25.	HAZARDOUS SUBSTANCES:
26.	SIGNS:
27.	TRANSFER OF THE BUILDING BY LANDLORD:
28.	LIMITATION OF LIABILITY OF LANDLORD:
29.	LIENS:
30.	BROKERS:
31.	DEFAULT BY LANDLORD:
32.	ATTORNEYS’ FEES:
33.	COMPLIANCE WITH LAWS:
34.	RECORDING:
35.	MISCELLANEOUS PROVISIONS:
36.	NO OFFER:

EXHIBITS

A	Floor Plan	(Paragraph 1)

B	Plot Plan	(Paragraph 1)

C	Rules and Regulations	(Paragraph 1)

D	Commencement Date Memorandum	(Paragraph 3)

E	Parking Areas	(Paragraph 11)

F	Tenant Improvements	(Paragraph 23)

2

OAK VALLEY BUSINESS CENTER
FULL SERVICE LEASE
(Portion of Building in Park)

THIS LEASE (hereinafter called this “Lease”) is made and entered into as of the day of the 10th day of June, 2004, by and between WVB HOLDINGS, LLC, a California limited liability company, as landlord (hereinafter called “Landlord”), and ADVANCED TELCOM, INC., a Delaware corporation, as tenant (hereinafter called “Tenant”).

WITNESSETH:

The parties hereto hereby covenant and agree as follows:

1.                                       DEMISE; PREMISES:

(a)                                  Landlord does hereby lease and demise to Tenant, and Tenant does hereby hire and take from Landlord, the following described premises in the building located at and commonly known as 463 Aviation Blvd. (hereinafter called the “Building”), located in Oak Valley Business Center (hereinafter called the “Park”) in the County of Sonoma and State of California, to wit:  approximately eleven thousand (11,000) rentable square feet of space and approximately nine thousand eight hundred twenty-one (9,821) usable square feet of space on the first floor, all as shown crosshatched on the floor plan(s) attached as EXHIBIT “A” (hereinafter called the “Premises”); together with any and all appurtenances, rights, privileges and easements pertaining thereto including, but not limited to, the non-exclusive right to use in common with Landlord and other occupants of the Building such elevators, stairways, corridors, entranceways, rest rooms, walkways, roadways, driveways, loading docks, parking facilities and other similar or related facilities as may exist in and about the Building, Park and Land (as hereinafter defined) and that are designated by Landlord for the general use, convenience or benefit of Tenant and other tenants of the Building and the Park (hereinafter collectively called the “Common Areas”).  Those Common Areas which are for the exclusive use of occupants of the Building are hereinafter called “Building Common Areas”, and those Common Areas which are for the use of all occupants of the Park are hereinafter called “Park Common Areas”.  Landlord warrants and represents to Tenant that (a) the Park consists of approximately ninety-one thousand (91,000) rentable square feet of space and (b) the Building contains approximately forty thousand (40,000) rentable square feet of space (with all measurements determined in accordance with modified standards of the Building Owners and Managers Association).  The parcel of land upon which the Building is located is hereinafter referred to as the “Land.”  A plot plan of the Park, Land, Building and other improvements is attached as EXHIBIT “B”.  Landlord further represents and warrants that Landlord is the fee owner of the Park and the Building, and has full right and authority to lease the Premises to Tenant on the terms and conditions set out herein.

(b)                                 Landlord reserves the right to (i) install, use, maintain, repair, replace and relocate pipes, ducts, shafts, conduits, wires, appurtenant meters and mechanical, electrical and plumbing equipment and appurtenant facilities for service to other parts of the Building or Park above the ceiling surfaces, below the floor surfaces and within the walls of the Premises and in the central core areas of the Building and in the Building Common Areas, and to install, use, maintain, repair, replace and relocate any pipes, ducts, shafts, conduits, wires, appurtenant meters and mechanical, electrical and plumbing equipment and appurtenant facilities servicing the Premises, which are located either in the Premises or elsewhere outside of the Premises; (ii) change the boundary lines of the Park; (iii) alter or relocate the Common Areas, (iv) designate and/or redesignate specific parking spaces in the Park for the exclusive or non-exclusive use of specific tenants in the Park; and (v) perform such other acts and make such other changes in, to or with respect to the Common Areas, Building and/or Park as Landlord may reasonably deem appropriate; so long as Tenant’s use, occupancy and access to the Premises is not materially and adversely impacted as a result of any such changes.

(c)                                  All Common Areas shall be subject to the exclusive control and management of Landlord and Landlord shall have the right to establish, modify, amend and enforce reasonable rules and regulations with respect to the Common Areas.  Tenant acknowledges receipt of a copy of the current rules and regulations (the “Rules”) attached hereto as EXHIBIT “C”, and agrees that they may, from time to time, be modified or amended by Landlord in a commercially reasonable manner.  Tenant agrees to abide by and conform with the Rules; to cause its concessionaires and its and their employees and agents to abide by the Rules; and to use its best efforts to cause its customers, invitees and licensees to abide by the Rules.  Notwithstanding the foregoing, Landlord shall not establish, amend or modify any rule or regulation which will materially and adversely impact Tenant’s use, occupancy and access to the Premises and Common Areas without the prior written consent of Tenant, which consent shall not be unreasonably withheld.

2.                                       USE:

Tenant may use the Premises solely for office, administrative and research and development uses (“Tenant’s Intended Use”) and for no other use without Landlord’s prior written consent.  Tenant shall, at Tenant’s expense, comply promptly with all applicable federal, state and local laws, regulations, ordinances, rules, orders, and requirements in effect during the Term relating to the condition, use or occupancy of the Premises.  Tenant shall not use or permit the use of the Premises in any manner that will tend to create waste or a nuisance, or that unreasonably disturbs other tenants of the Building or Park, nor shall Tenant place or maintain any signs, antennas, awnings, lighting or plumbing fixtures, loudspeakers, exterior decoration or similar devises on the Building or the Park or visible from the exterior of the Premises without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion.

3.                                       TERM; POSSESSION:

(a)                                  The initial term of this Lease (the “Initial Term”) is for a period of three (3) Lease Years commencing on the date (the “Commencement Date”) the Premises are delivered to Tenant in “substantially completed” condition (as defined in Paragraph 23), subject to adjustment for Tenant Delays (defined below), and shall continue until midnight on the last day of the third Lease Year (the “Expiration Date”), unless extended or sooner terminated as hereinafter provided.  The Initial Term, together with each and every “Extended Term” (as defined in Paragraph 22 hereof) which shall be duly exercised by Tenant pursuant to the provisions of Paragraph 22, are hereinafter collectively called the “Term”.  The estimated

Commencement Date is August 1, 2004 (the “Estimated Commencement Date”).  Landlord shall deliver possession of the Premises to Tenant free and clear of all tenancies and occupancies, broom clean and in good order and condition and with all alterations and improvements, if any, to be made by Landlord as may be elsewhere provided for in this Lease, substantially completed in a first-class workmanlike manner.  If for any reason Landlord has not delivered to Tenant possession of the Premises by the Estimated Commencement Date, this Lease shall remain in effect and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, except as otherwise provided herein.

(b)                                 For purposes of this Lease, the first “Lease Year” shall mean the period commencing on the Commencement Date and ending twelve (12) months thereafter, except that if the Commencement Date is other than the first day of a calendar month, the first “Lease Year” shall mean the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) full calendar month after the Commencement Date.  Thereafter, the term “Lease Year” shall mean a period equal to twelve (12) full calendar months, except that if the Commencement Date is other than the first day of a calendar month the final “Lease Year” shall be extended as necessary to ensure that the Lease expires at the end of the Term.

(c)                                  If the Commencement Date of the Lease has not occurred on or before the Estimated Commencement Date, and if the cause of the delay in the occurrence of the Commencement Date is solely attributable to Tenant, then the Lease shall begin on the date the Commencement Date otherwise would have occurred but for the Tenant delays (“Tenant Delays”).  Tenant Delays shall include, without limitation, those caused by (a) any changes to the Work (defined in Paragraph 23) requested by Tenant, and (b) Tenant’s or Tenant’s agents’ interference with Landlord’s performance of the Work.  All costs and expenses occasioned by a Tenant Delay, including, without limitation, increases in labor or materials, shall be borne by Tenant.

(d)                                 Following the date on which Landlord delivers possession of the Premises to Tenant and the Commencement Date, Landlord may prepare and deliver to Tenant a commencement date memorandum (the “Commencement Date Memorandum”) in the form of EXHIBIT “D”, attached hereto, subject to such changes in the form as may be required to insure the accuracy thereof.  The Commencement Date Memorandum shall certify the date on which Landlord delivered possession of the Premises to Tenant and the dates upon which the Term commences and expires.

4.                                       RENT:

(a)                                  Tenant shall pay to Landlord the monthly rental (herein called “Base Rent”) for the Premises in the amounts specified in the Addendum, attached hereto and made a part hereof.  Tenant shall pay to Landlord the Base Rent, in advance, on the 1st day of each and every calendar month during the Term of this Lease, without notice or demand and without any set-off or deduction, except to the extent otherwise expressly provided for in this Lease.  If the Term commences on other than the first day of a calendar month, the first payment of Base Rent shall be appropriately prorated on the basis of the number of days in such calendar month.  All Rent due or to become due hereunder shall be paid to Landlord at its address set forth in this Lease, unless Landlord shall designate some other payee or address for the payment thereof by giving written notice to that effect to Tenant.  For purposes of this Lease, the term “Rent” shall mean the Base Rent, all additional rent and all of the other monetary obligations of Tenant under this Lease.

(b)                                 Tenant shall pay, as additional rent, all amounts of money required to be paid to Landlord by Tenant under this Lease in addition to monthly Base Rent whether or not the same is designated “additional rent.” Tenant shall pay to Landlord all additional rent upon Landlord’s written request or otherwise as provided in this Lease.

(c)                                  Tenant acknowledges that late payment of Rent to Landlord will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain.  Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any trust deed covering the Premises.  Accordingly, if any installment of Rent or any other sums due from Tenant shall not be received by Landlord within ten (10) days after the date such payment is due, Tenant shall pay to Landlord a late charge in an amount equal to two percent (2%) of such overdue amount.  The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant.  Acceptance of such late charge by Landlord shall not constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

5.                                       UTILITIES AND SERVICES:

(a)                                  Landlord shall furnish the following utilities and services in and to the Premises, to wit:  (i) heat and air-conditioning (“HVAC”) as may be required to maintain the Premises at reasonably comfortable temperatures during business hours as hereinafter defined; (ii) hot and cold water; (iii) adequate elevator service as may be reasonably required; (iv) janitorial service; (v) electricity in amounts reasonably required for Tenant’s Intended Use; and (vi) adequate sewer systems (storm and sanitary).  Business hours shall be between the hours of 7:00 A.M. and 6:00 P.M. Monday through Friday, excluding State and National holidays.  Upon request of Tenant, Landlord shall furnish such utilities and services in excess of the above requirements and/or outside of business hours, but only to the extent that same are available and only if Tenant agrees to pay the additional cost thereof.  The current after business hours HVAC charge is Twenty-Five Dollars ($25.00) per hour.

(b)                                 To the extent that any utility is separately furnished and metered to the Premises as of the Commencement Date, Tenant shall be solely responsible for and promptly pay all charges for such separately metered utility as they are billed to Tenant by the utility company supplying same.  Tenant shall not be required to install or pay the cost of installation of a separate meter.

6.                                       MAINTENANCE AND REPAIRS:

(a)                                  Landlord shall maintain and keep in a state of good condition and repair the roof structure, the structural parts of the Building and other portions of the Building not the responsibility of Tenant hereunder, the foundation, all load-bearing walls, exterior windows, the electrical and lighting systems (other than in the Premises, except any electrical wiring within the walls, ceiling or floor shall be the maintenance obligation of Landlord), pipes and plumbing (other than in the Premises, except any pipes or plumbing within the walls, ceiling or floor shall be the maintenance obligation of Landlord), storm and sanitary sewer systems, ventilating system, heating and air conditioning units and/or systems, elevators, stairs and halls, loading doors, the grounds (including landscaping, parking areas, walkways, roadways and driveways) and all necessary apparatus, accessories and fixtures pertaining to the Park, Land and Building; however any such repairs which are required by reason of any waste, misuse or negligence on the part of Tenant and which are not covered by insurance required to be carried by Landlord pursuant to Paragraph 9.3 hereof, shall be made by Landlord at the expense of Tenant.  The term “repair” shall include replacement as necessary.  Landlord shall also keep the parking areas, driveways, roadways and walkways reasonably clear of ice and snow.  Tenant expressly waives the benefits of any statute, including Civil Code Sections 1941 and 1942, which would afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease due to Landlord’s failure to keep the Building in good order, condition and repair.  Landlord shall have no liability to Tenant for any damage, inconvenience or interference with the use of the Premises by Tenant as the result of Landlord performing any such maintenance and repair work.

(b)                                 Tenant shall, at Tenant’s expense, maintain every part of the Premises in good order, condition and repair, including without limitation, (i) all interior surfaces, ceilings, non-load bearing walls, door frames, window frames, floors, carpets, draperies, window coverings and fixtures, (ii) all windows, doors, locks and closing devices, entrances and signs, (iii) all plumbing and sewage pipes (except to the extent otherwise provided for hereinabove), fixtures and fittings in the Premises, (iv) all phone lines, electrical wiring, equipment, switches, outlets and light bulbs in the Premises, (v) all of Tenant’s personal property, improvements and alterations, and (vi) all other fixtures and special items installed by or for the benefit of, or at the expense of Tenant.  Tenant shall not enter onto the roof area of the Building.  Tenant shall not commit any waste on or to the Premises and shall keep the Premises in a clean, neat and orderly condition except to the extent Landlord is required to do so pursuant to subparagraph (a) above or subparagraph 5(a).

(c)                                  All repairs and replacements to be made pursuant to the provisions of this Paragraph 6 shall be made within a reasonable time (depending on the nature of the required repair or replacement) after the party who is obligated to make such repair or replacement has actual or constructive notice of the necessity for such repair or replacement.

7.                                       ALTERATIONS:

Tenant may not make any alterations, installations and changes (hereinafter collectively called “Alterations”) in, on and to the interior of the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Tenant may make Alterations without Landlord’s prior written consent where (i) the reasonably estimated cost of the Alteration and together with the cost of any other Alteration made during the immediately preceding twelve (12) months does not exceed Fifteen Thousand Dollars ($15,000), and (ii) such Alterations do not affect or involve the structural integrity, roof membrane, exterior areas, building systems or water-tight nature of the Premises, Building or Park.  All such work shall be done in a good and workmanlike manner and in accordance with all applicable laws.  Tenant may remove any or all interior and non-structural Alterations and any signage (whether or not interior or non-structural) from the Premises at any time prior to the expiration of the Term, provided that any damage caused by such removal shall be repaired by Tenant.  Landlord, by written notice at the time consent for such Alteration is given, may require that Tenant, at Tenant’s expense, remove any Alterations prior to or upon the expiration of this Lease, and restore the Premises to their condition prior to such Alterations.  Unless Landlord requires their removal, as provided above, all Alterations made to the Premises shall become the property of Landlord and remain upon and be surrendered with the Premises upon the expiration of this Lease.

8.                                       OPERATING EXPENSES AND TAXES:

8.1.                              Operating Expenses.

(a)                                  Obligation to Pay Operating Expenses.  Tenant shall pay to Landlord as additional rent during the Term (i) Tenant’s Building Percentage Share of any increase in Operating Expenses attributable to the ownership, operation, repair and/or maintenance of the Building over the Base Operating Expenses attributable to the Building and (ii) a portion of any increase in Operating Expenses attributable to the ownership, repair and maintenance of the Park over the Base Operating Expenses for the Park as reasonably determined by Landlord.  Landlord has the right to allocate certain Operating Expenses incurred in connection with the ownership, operation, repair and/or maintenance of the Park to one or more particular buildings within the Park to the extent Landlord determines that it is reasonable to do so based upon the nature or the expense and pursuant to generally accepted accounting principles.

(b)                                 Defined Terms.  For purposes of this Lease, the following terms are defined as follows:

(i)                                     “Tenant’s Building Percentage Share” shall mean the percentage equal to the rentable square footage of the Premises divided by the rentable square footage of the Building (i.e., 11,000 rsf / 40,000 rsf = 25.5%),

(ii)                                  “Tenant’s Park Percentage Share” shall mean the percentage equal to the rentable square footage of the Premises divided by the rentable square footage of the Park (i.e., 11,000 rsf / 91,000 rsf = 12.09%),

(iii)                               “Base Operating Expenses” shall mean those Operating Expenses incurred by Landlord during the Base Year,

(iv)                              “Base Year” shall mean the 2004 calendar year, and

(v)                                 “Operating Expenses” shall mean all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, operation, repair and/or maintenance of the Building, Common Areas and/or Park, the surrounding property, and the supporting facilities, including, without limitation:  (A) all maintenance, janitorial and security costs, (B) costs for all materials, supplies and equipment; (C) all costs of water, heat, gas power, electricity, refuse collection, parking lot sweeping, landscaping, and other utilities and services provided to the Building and the Common Areas; (D) all property management expenses, including, without limitation, all property management fees and all expense and cost reimbursements not to exceed Five percent (5%) of Base Rent, (E) all costs of alterations or improvements to the Building or Common Areas made to achieve compliance with federal, state and local law including, without limitation, the Americans with Disabilities Act (42 U.S.C. Section 12101 et seq.), or to reduce Operating Expenses or improve the operating efficiency of the Building, all of which costs will be amortized over the useful life of the expenditure, as reasonably determined by Landlord; (F) premiums for insurance maintained by Landlord pursuant to this Lease or with respect to the Building or the Land; (G) costs for repairs, replacements, uninsured damage or insurance deductibles and general maintenance of the Building, Common Areas and Land, but excluding any repairs or replacements paid for out of insurance proceeds or by other parties; (H) all costs incurred by Landlord for making any capital repairs or replacements to the Building or Common Areas (as distinguished from capital improvements to the Building which shall not be an Operating Expense except as otherwise expressly provided above), which costs will be amortized over the useful life of such capital expenditure as reasonably determined by Landlord; and (I) all costs of maintaining machinery, equipment and directional signage or other markers.

Notwithstanding the foregoing, the term “Operating Expenses” shall not include any repairs to or replacements of the structural components of the Building (including the structural components of the roof, but excluding the roof membrane) and the foundation.

(c)                                  Less Than Full Occupancy.  If the Building or the Park are less than ninety-five percent (95%) occupied during any year of the Term, Operating Expenses for each such calendar year shall be adjusted to equal Landlord’s reasonable estimate of Operating Expenses as though ninety-five percent (95%) of the total rentable area of the Building and/or the Park as applicable had been occupied.

(d)                                 Estimates of Operating Expenses.  Tenant shall pay to Landlord each month at the same time and in the same manner as monthly Base Rent one-twelfth (1/12th) of Landlord’s estimate of the amount of Operating Expenses payable by Tenant for the then-current calendar year.  If at any time it appears to Landlord that Tenant’s share of Operating Expenses payable for the current calendar year will vary from Landlord’s estimate, Landlord may give notice to Tenant of Landlord’s revised estimate for the calendar year, and subsequent payments by Tenant for the calendar year shall be based on the revised estimate.  Within one hundred twenty (120) days after the close of each calendar year, or as soon after such 120-day period as practicable, Landlord shall deliver to Tenant a statement in reasonable detail of the actual amount of Operating Expenses payable by Tenant for such calendar year.  Landlord’s failure to provide such statement to Tenant within the 120-day period shall not act as a waiver and shall not excuse Tenant or Landlord from making the adjustments to reflect actual costs as provided herein.  If on the basis of such statement Tenant owes an amount that is less than the estimated payments for such calendar year previously made by Tenant, Landlord shall credit such excess against the next payment of Operating Expenses due.  If on the basis of such statement Tenant owes an amount that is more than the estimated payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within fifteen (15) business days after delivery of the statement.  In addition, if, after the end of any calendar year or any annual adjustment of Operating Expenses for a calendar year, Operating Expenses are incurred or billed to Landlord that are attributable to any period within the Term (e.g., sewer district flow fees), Landlord shall notify Tenant of its share of such additional Operating Expenses and Tenant shall pay such amount to Landlord within ten (15) business days after Landlord’s written request therefor.  The obligations of Landlord and Tenant under this Paragraph with respect to the reconciliation between the estimated and actual amounts of Operating Expenses payable by Tenant for the last year of the Term shall survive the termination of this Lease.  Landlord shall keep and maintain complete and accurate books and records reflecting such Operating Expenses and Taxes for a period of at least two (2) years following the period in which Operating Expenses and Taxes were incurred.  Tenant or its representatives shall have one hundred twenty (120) days from after Tenant receives the year-end statement of the adjustment to the Operating Expenses for the prior calendar year to notify Landlord in writing of Tenant’s desire to conduct, at Tenant’s sole cost and expense, an audit of Landlord’s books and records relating to the prior calendar year.  Any such audit must be conducted by Tenant or its agent during regular business hours at the offices of Landlord or the offices of Landlord’s designated agent and must be completed within one hundred fifty (150) days after Tenant receives the applicable year-end statement.  The person or entity performing the audit or review of Landlord’s books and records on Tenant’s behalf or at Tenant’s request may not be compensated for the audit or review on a contingency fee basis.  Any payment of Additional Rent by Tenant shall be made without prejudice to any right of Tenant to dispute any item theretofore billed pursuant to the provisions of this subparagraph (d).

8.2.                              Taxes.

(a)                                  Tenant shall pay to Landlord, as additional rent, Tenant’s Park Percentage Share of any increase in Taxes for the Park over Base Taxes during each year of the Term (prorated for any partial calendar year during the Term).  The term “Base Taxes” shall mean those taxes incurred by Landlord during the Base Year.

(b)                                 Definition of Taxes.  The term “Taxes” shall include all transit charges, housing fund assessments, real estate taxes and all other taxes relating to the Premises, Building and Park of every kind and nature whatsoever, including any supplemental real estate taxes attributable to any period during the Term; all taxes which may be levied in lieu of real estate taxes; and all assessments, assessment bonds, levies, fees, penalties (if a result of Tenant’s delinquency) and other governmental charges (including, but not limited to, charges for parking, traffic and any storm drainage/flood control facilities, studies and improvements, water and sewer service studies and improvements, and fire services studies and improvements); and all amounts necessary to be expended because of governmental orders, whether general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits or any other purpose, which are assessed, based upon the use or occupancy of the Premises, Building and/or Park, or levied, confirmed, imposed or become a lien upon the Premises, Building and/or Park, or become payable during the Term, and which are attributable to any period within the Term and not solely attributable to the use of any other tenant in the Building or Park.

(c)                                  Limitation.  Nothing contained in this Lease shall require Tenant to pay (i) any franchise, estate, inheritance, succession or transfer tax of Landlord, (ii) for any increase in taxes resulting from a change of ownership of the Land or the Building, or (iii) any income, profits or revenue tax or charge upon the net income of Landlord from all sources; provided, however, that if at any time during the Term in under the laws of the United States Government or the State of California, or any political subdivision thereof, a tax or excise on rent, or any other tax however described, is levied or assessed by any such political body against Landlord on account of Rent, or any portion thereof, Tenant shall pay one hundred percent (100%) of any said tax or excise as additional rent.

(d)                                 Installment Election.  In the case of any Taxes which may be evidenced by improvement or other bonds or which may be paid in annual or other periodic installments, Landlord shall elect to cause such bonds to be issued or such assessment to be paid in installments over the maximum period permitted by law.

(e)                                  Estimate of Tenant’s Share of Taxes.  Prior to the commencement of each calendar year during the Term, or as soon thereafter as reasonably practicable, Landlord shall notify Tenant in writing of Landlord’s estimate of the amount of Taxes which will be payable by Tenant for the ensuing calendar year.  On or before the first day of each month during the ensuing calendar year, Tenant shall pay to Landlord in advance, together with Base Rent, one-twelfth (1/12th) of the estimated amount; provided, however, if Landlord fails to notify Tenant of the estimated amount of Tenant’s share of Taxes for the ensuing calendar year prior to the end of the current calendar year, Tenant shall be required to continue to pay to Landlord each month in advance Tenant’s estimated share of Taxes on the basis of the amount due for the immediately prior month until twenty (20) days after Landlord notifies Tenant of the estimated amount of Tenant’s share of Taxes for the ensuing calendar year.  If at any time it appears to Landlord that Tenant’s share of Taxes payable for the current calendar year will vary from Landlord’s estimate, Landlord may give notice to Tenant of Landlord’s revised estimate for the year, and subsequent payments by Tenant for the year shall be based on the revised estimate.

(f)                                    Annual Adjustment.  Within one hundred twenty (120) days after the close of each calendar year during the Term, or as soon after the one hundred twenty (120) day period as reasonably practicable, Landlord shall deliver to Tenant a statement of the adjustment to the Taxes for the prior calendar year.  If, on the basis of the statement, Tenant owes an amount that is less than the estimated payments for the prior calendar year previously made by Tenant, Landlord shall apply the excess to the next payment of Taxes due.  If, on the basis of the statement, Tenant owes an amount that is more than the amount of the estimated payments made by Tenant for the prior calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the statement.  The year end statement shall be binding upon Tenant unless Tenant notifies Landlord in writing of any objection thereto within thirty (30) days after Tenant’s receipt of the year end statement.  In addition, if, after the end of any calendar year or any annual adjustment of Taxes for a calendar year, any Taxes are assessed or levied against the Premises, Building or Building that are attributable to any period within the Term (e.g., supplemental taxes or escaped taxes), Landlord shall notify Tenant of its share of such additional Taxes and Tenant shall pay such amount to Landlord within twenty (20) days after Landlord’s written request therefor.

(g)                                 Personal Property Taxes.  Tenant shall pay or cause to be paid, any and all taxes and assessments levied upon all of Tenant’s trade fixtures, inventories and other personal property in, on or about the Premises.  When possible, Tenant shall cause Tenant’s personal property to be assessed and billed separately from the real or personal property of Landlord.  On request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of payment of Tenant’s business personal property taxes and deliver copies of such business personal property tax bills to Landlord.

9.                                       INSURANCE AND INDEMNITY:

9.1.                              Tenant’s Insurance.  Tenant, at its sole cost and expense, shall obtain and maintain in effect as long as this Lease remains in effect and during such other time as Tenant occupies the Premises or any part thereof, insurance policies providing at least the following coverages:

(a)                                  general liability insurance, in occurrence form, insuring Tenant against any and all liability for injury to or death of a person or persons, and for damage to or destruction of property, occasioned by or arising out of or in connection with the use or occupancy of the Premises or the business operated by Tenant thereon, and including contractual liability coverage for Tenant’s indemnity obligations under this Lease (other than those contained in Paragraph 25 hereof), to afford protection with a minimum combined single limit of liability of at least Three Million Dollars ($3,000,000); and

(b)                                 worker’s compensation and similar insurance offering statutory coverage and containing statutory limits and employer’s liability insurance in form and amount deemed reasonable by Tenant in the exercise of its prudent business judgment.

Such policies will be maintained in companies having a “General Policyholders Rating” of at least B plus as set forth in the most current issue of “Best’s Insurance Guide”, and will be written as primary policy coverage and not contributing with, or in excess of, any coverage which Landlord shall carry.  Tenant shall deposit certificates of such required insurance with Landlord prior to the earlier to occur of (x) the Commencement Date of this Lease, or (y) Tenant’s occupancy of the Premises, which certificates shall contain a provision stating that such policy or policies shall not be canceled or materially altered except after thirty (30) days’ written notice to Landlord.  Tenant shall have the right to provide the coverages required herein under blanket policies provided that the coverage afforded shall not be diminished by reason thereof.

9.2.                              Tenant’s Property.  All furnishings, fixtures, equipment, and property of every kind and description of Tenant and of persons claiming by or through Tenant which may be on the Premises shall be at the sole risk and hazard of Tenant and no part of loss or damage thereto for whatever cause is to be charged to or borne by Landlord.

9.3.                              Landlord’s Insurance.  Landlord, at its sole cost and expense, shall obtain and maintain in effect as long as this Lease remains in effect, insurance policies providing at least the following coverages:

(a)                                  general liability insurance, in occurrence form, insuring Landlord against any and all liability for injury to or death of a person or persons, and for damage to or destruction of property, occasioned by or arising out of or in connection with the ownership or management of the Park, Land and Building, and including contractual liability coverage for Landlord’s indemnity obligations under this Lease (other than those contained in Paragraph 25 hereof), to afford protection with a minimum combined single limit of liability of at least Three Million Dollars (83,000,000);

(b)                                 standard all-risk property and casualty insurance, insuring the Building and all other improvements on the Land against those risks normally encompassed in an all-risk policy, as well as such other risks as a reasonably prudent owner of similar commercial buildings in the locality where the Building is located would normally insure against, such insurance to provide for the payment of full replacement cost in the event of a total destruction of the Building and other improvements so as to ensure the availability of sufficient funds to repair and restore the Building and other improvements to their condition immediately prior to any damage or destruction; and

(c)                                  Landlord may maintain rent insurance, for the benefit of Landlord, equal to at least one year’s Base Rent hereunder.  If this Lease is terminated as a result of damage by fire, casualty or earthquake, all insurance proceeds shall be paid to and retained by Landlord, subject to the rights of any authorized encumbrancer of Landlord.

9.4.                              Waiver of Recovery.  Neither Landlord nor Tenant shall be liable to the other or to any insurance company insuring the other party (by way of subrogation or otherwise) for any loss or damage to any structure, building, or other tangible property, or any resulting loss of income, even though such damage or loss might have been occasioned by the negligence of Landlord or Tenant or any of their agents or employees, if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required of such party to be covered by insurance pursuant to this Lease.

9.5.                              Indemnity.  Except if and to the extent that such party is released from liability to the other party hereto pursuant to the provisions of Paragraph 9.4 above,

(a)                                  Landlord does hereby assume liability for, and does hereby agree to indemnify, protect, defend, save and hold harmless Tenant and its officers, directors, agents and employees, from and against any and all liabilities, obligations, claims, actions, demands, fines, suits, judgments, penalties, damages and losses (including all of the costs, fees and expenses connected therewith or incident thereto) for death of or injury to any person whomsoever and for loss of, damage to, or destruction of any property whatsoever (including loss of use thereof) arising out of the negligence or willful misconduct of Landlord and its officers, partners, employees, agents, representatives or contractors (collectively, “Landlord’s Parties”) as they relate to the Park, Land, Building and/or the Premises; and

(b)                                 Tenant does hereby assume liability for, and does hereby agree to indemnify, protect, defend, save and hold harmless Landlord, its officers, directors, agents and employees, from and against any and all liabilities, obligations, claims, actions, demands, fines, suits, judgements, penalties, damages and losses (including all of the costs, fees and expenses connected therewith or incident thereto) for death of or injury to any person whomsoever and for loss of, damage to, or destruction of any property whatsoever (including loss of use thereof) arising out of (i) any condition or occurrence in or resulting from any condition or occurrence in the Premises during the Term, except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s Parties, or (ii) any act or omission of Tenant or Tenant’s agents, representatives, officers, directors, shareholders, partners, employees, successors and assigns, wherever it occurs.

(c)                                  The provisions of this Paragraph shall survive the termination or expiration of this Lease with respect to any damage, injury, or death occurring prior to such expiration or termination.

10.                                 ASSIGNMENT AND SUBLETTING:

(a)                                  Assignment and Subletting.  Tenant shall not assign this Lease or sublet all or any portion of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, however, Tenant may assign this Lease or sublet all or any portion of the Premises without Landlord’s prior written consent to any corporation which is directly or indirectly controlled by or under common control with Tenant or to any entity which shall acquire a business segment of Tenant which conducts operations at the Premises.  No assignment or subletting shall release Tenant from any of its obligations or liabilities under this Lease.  Any purported assignment or subletting contrary to the provisions of this Lease without Landlord’s prior written consent shall be void.  The consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for obtaining Landlord’s consent to any subsequent assignment or subletting.  Landlord may consent to any subsequent assignment or subletting, or any amendment to or modification of this Lease with the assignees of Tenant, without notifying Tenant or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant or any successor of Tenant of any liability under this Lease.

(b)                                 Information to be Furnished.  If Tenant desires at any time to assign its interest in this Lease or sublet the Premises, Tenant shall first notify Landlord of its desire to do so and shall submit in writing to Landlord:  (i) the name of the proposed assignee or subtenant; (ii) the nature of the proposed assignee’s or subtenant’s business to be conducted in the Premises; (iii) the terms and provisions of the proposed assignment or sublease, including the date upon which the assignment shall be effective or the commencement date of the sublease and a copy of the proposed form of assignment or sublease; and (iv) such financial information, including financial statements, and other information as Landlord may reasonably request concerning the proposed assignee or subtenant.

(c)                                  Bonus Rental.  If, in connection with any assignment or sublease, Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the Rent called for hereunder, or in case of the sublease of a portion of the Premises, in excess of such Rent fairly allocable to such portion, Tenant shall pay to Landlord, as additional rent hereunder, fifty percent (50%) of the excess of each such payment of Rent or other consideration received by Tenant after deducting all of the costs of subletting or assigning the space including, but not limited to broker’s commissions, rent concessions, improvement allowances, attorneys fees and costs, promptly after Tenant’s receipt of such Rent or other consideration.

(d)                                 Transfer of a Majority Interest.  If Tenant is a non-publicly traded corporation, the transfer (as a consequence of a single transaction or any number of separate transactions) of fifty percent (50%) or more or of a controlling interest or the beneficial ownership interest of the voting stock of Tenant issued and outstanding as of the date of this Lease shall constitute an assignment hereunder for which Landlord’s prior written consent is required.  If Tenant is a partnership, limited liability company, trust or an unincorporated association, the transfer of a controlling or majority interest therein shall constitute

11.                                 PARKING:

Landlord grants to Tenant and Tenant’s customers, suppliers, employees and invitees during the Term the right to use in the parking areas designated on EXHIBIT “E” thirty-seven (37) parking spaces on a non-exclusive basis for the use of motor vehicles, subject to rights reserved to Landlord as specified herein.  Landlord reserves the right to grant similar nonexclusive rights to other tenants; to promulgate rules and regulations relating to the use of the including parking area; to make changes in the parking layout from time to time; and to do and perform any other acts in and to these areas and improvements as Landlord determines to be advisable.  Landlord shall have the unqualified right to rearrange or reduce the number of parking spaces; provided, however, the ratio of the number of parking spaces available to Tenant will be no less than 3.8 spaces per 1,000 usable square feet of the Premises.

12.                                 SUBORDINATION:

Tenant agrees upon request of Landlord to subordinate this Lease and its rights hereunder to the lien of any mortgage, deed of trust or other voluntary hypothecation arising out of any security instrument duly executed by Landlord charged against the Land, Building and Premises, or any portion or portions thereof, and to execute at any time and from time-to-time such documents as may be reasonably required to effectuate such subordination; provided, however, that Tenant shall not be required to effectuate any such subordination or other document hypothecating any interest in the Land, Building or Premises unless the mortgagee or beneficiary named in such mortgage or deed of trust (the “Holder”) shall first enter into Holder’s commercially reasonable standard form of Subordination, Non-Disturbance and Attornment Agreement which provides that Holder shall not disturb Tenant’s quiet enjoyment of the Premises or terminate or cancel any of Tenant’s rights or interests under this Lease so long as Tenant is not in default under this Lease.  Tenant shall execute such documents within twenty (20) days after Landlord’s written request.

13.                                 DAMAGE OR DESTRUCTION:

(a)                                  Landlord’s Obligation to Rebuild.  Subject to the provisions of Paragraphs (b), (c) and (d) below, if, during the Term, the Premises are totally or partially destroyed, Landlord shall, within forty-five (45) days after the destruction, commence to restore the Premises to substantially the same condition as they were in immediately before the destruction and prosecute the same diligently to completion.  Such destruction shall not terminate this Lease.  Landlord’s obligation shall not include repair or replacement of Tenant’s alterations or Tenant’s equipment, furnishings, fixtures and personal property.  If the existing laws do not permit the Premises to be restored to substantially the same condition as they were in immediately before destruction, and Landlord is unable to get a variance to such laws to permit the commencement of restoration of the Premises within the 45-day period, then either party may terminate this Lease by giving written notice to the other party within thirty (30) days after expiration of the 45-day period.

(b)                                 Right to Terminate.

(i)                                     Landlord’s Right to Terminate.  Landlord shall have the option to terminate this Lease if the Premises or the Building is destroyed or damaged by fire or other casualty, regardless of whether the casualty is insured against under this Lease, if Landlord reasonably determines that (i) there are insufficient insurance proceeds made available to Landlord to pay all of the costs of the repair or restoration or (ii) the repair or restoration of the Premises or the Building cannot be substantially completed within one hundred fifty (150) days after the date of the casualty.  If Landlord elects to exercise the right to terminate this Lease as a result of a casualty, Landlord shall exercise the right by giving Tenant written notice of its election to terminate this Lease within forty-five (45) days after the date of the casualty, in which event this Lease shall terminate effective as of the date of the casualty.

(ii)                                  Tenant’s Right to Terminate.  Tenant shall have the option to terminate this Lease if the Premises or the Building is destroyed or damaged by fire or other casualty, regardless of whether the casualty is insured against under this Lease, if Landlord reasonably determines that the repair or restoration of the Premises or the Building cannot be substantially completed within one hundred fifty (150) days after the date of the casualty.  If Tenant elects to exercise the right to terminate this Lease as a result of a casualty, Tenant shall exercise the right by giving Landlord written notice of its election to terminate this Lease within thirty (30) days after Landlord notifies Tenant in writing of its estimate of the time required to substantially repair or restore the Premises or the Building, in which event this Lease shall terminate effective as of the date of the casualty.

(iii)                               Commencement of Repair.  If neither party exercises its right to terminate this Lease pursuant to this Section 13.b, Landlord shall promptly commence the process of obtaining all of the necessary permits and approvals for the repair or restoration of the Premises or the Building as soon as practicable and thereafter prosecute the repair or restoration of the Premises or the Building diligently to completion and this Lease shall continue in full force and effect.

(c)                                  Last Year of Term.  Landlord shall have the right to terminate this Lease upon thirty (30) days’ prior written notice to Tenant if the Premises or Building is substantially destroyed or damaged during the last twelve (12) months of the Term.  Landlord shall notify Tenant in writing of its election to terminate this Lease under this Paragraph (c), if at all, within forty-five (45) days after Landlord determines that the Premises or Building has been substantially destroyed.  If Landlord does not elect to terminate this Lease, the repair of the Premises or Building shall be governed by Paragraphs (a), (b) and (d).

(d)                                 Uninsured Casualty.  If the Premises are damaged from any uninsured casualty to any extent whatsoever, Landlord may within forty-five (45) days following the date of such damage:  (i) commence to restore the Premises to substantially the same condition as they were in immediately before the destruction and prosecute the same diligently to completion, in which event this Lease shall continue in full force and effect; or (ii) within the 45-day period Landlord may elect not to so restore the Premises, in which event this Lease shall cease and terminate.  In either such event, Landlord shall give Tenant written notice of its intention within the 45-day period.

(e)                                  Abatement of Rent.  In the event of destruction or damage to the Premises which materially interferes with Tenant’s use of the Premises, if this Lease is not terminated as above provided, there shall be an abatement or reduction of Base Rent between the date of destruction and the date Landlord substantially completes its reconstruction obligations, based upon the extent to which the destruction materially interferes with Tenant’s use of the Premises.  All other obligations of Tenant under this Lease shall remain in full force and effect.  Except for abatement of Base Rent, Tenant shall have no claim against Landlord for any loss suffered by Tenant due to damage or destruction of the Premises or any work of repair undertaken as herein provided.

(f)                                    Waiver.  The provisions of California Civil Code Sections 1932(2) and 1933(4), and any successor statutes, are inapplicable with respect to any destruction of the Premises, such sections providing that a lease terminates upon the destruction of the Premises unless otherwise agreed between the parties to the contrary.

14.                                 CONDEMNATION:

If the Building or any part thereof shall be taken for any public or quasi-public use in condemnation proceedings or by any right of eminent domain or sale in lieu of condemnation, this Lease shall terminate as of the date of taking and any prepaid Rent and other charges shall be refunded to Tenant; provided, however, that if less than the entire Building shall be so taken and, in Tenant’s reasonable opinion, the Premises (or the portion remaining) are adequate and suitable for Tenant’s Intended Use, then this Lease shall continue in full force and effect as to that portion of the Premises remaining and the monthly installment of Rent payable hereunder after the date of said taking and for the remainder of the Term hereof shall be reduced in the same proportion as the floor area of the Premises is reduced by said taking.  In such an event (i.e. the continuance of this Lease as to the portion remaining), Landlord shall make every reasonable effort to diligently restore said Building and Premises as closely as reasonably possible to their condition immediately prior to the taking, however it is agreed that Landlord shall not be required to expend more than the amount of the condemnation proceeds.  Landlord shall at all times keep Tenant fully advised of any condemnation proceedings or threat thereof.  Any award or compensation arising out of such taking shall belong to and be paid to Landlord except with respect to any separate award made to Tenant for its leasehold improvements and fixtures, relocation expenses and other damages or costs pursuant to a separate independent action taken by Tenant against the condemning authority.  In the event that any access to the Premises or any parking spaces as may be granted to Tenant herein are so taken, Landlord shall promptly substitute similarly situated access or parking spaces of equal quality therefor, failure of Landlord so to do giving Tenant the right to terminate this Lease as of the date of taking by giving written notice thereof to Landlord.

15.                                 ACCESS:

Landlord’s agents, employees, contractors, prospective purchasers, existing and prospective mortgagees, and, during the last nine (9) months of the Term, prospective tenants, shall have the right to enter the Premises at reasonable times with prior reasonable notice to Tenant for the purpose of inspecting the same; and further, Landlord and its employees, agents and contractors shall have the right to enter the Premises without notice at any time as may be necessary for the purpose of making repairs thereto and to the Building and its mechanical systems and for the purpose of performing the services to be performed by Landlord pursuant to the terms of this Lease; provided in every instance, however, that any such party so entering upon the Premises shall cause as little inconvenience, annoyance and disturbance to Tenant as may be reasonably possible under the circumstances and shall comply with all reasonable security regulations and procedures as may then be in effect with respect to Tenant’s operations in the Premises.

16.                                 DEFAULT BY TENANT; REMEDIES:

16.1.                        Default.  The occurrence of any of the following events shall constitute an event of default on the part of Tenant under this Lease:

(a)                                  Tenant defaults in the payment of any installment of Rent or any other sum specifically to be paid by Tenant hereunder and such default shall not have been cured within ten (10) business days after Landlord shall have given to Tenant written notice specifying such default;

(b)                                 Tenant defaults in the observance or performance of any of Tenant’s other covenants hereunder (other than the covenant to pay Rent or any other sum herein specified to be paid by Tenant) and such default shall not have been cured within thirty (30) days after Landlord shall have given to Tenant written notice specifying such default; provided, however, that if the default complained of shall be of such a nature that the same cannot be completely remedied or cured within such thirty-day period, then such default shall not be an enforceable default against Tenant for the purposes of this Paragraph if Tenant shall have commenced curing such default within such thirty-day period and shall proceed with reasonable diligence and in good faith to remedy the default complained of;

(c)                                  Tenant, finally and without further possibility of appeal or review, (i) is adjudicated bankrupt or insolvent, or (ii) has a receiver or trustee appointed for all or substantially all of its business or assets on the ground of Tenant’s insolvency, or (iii) suffers an order to be entered approving a petition filed against Tenant seeking reorganization of Tenant under the Federal Bankruptcy Laws or any other applicable law or statute of the United States or any State thereof; and

(d)                                 Tenant makes an assignment for the benefit of its creditors, or files a voluntary petition in bankruptcy or a petition or answer seeking reorganization or arrangement under the Federal Bankruptcy Laws or any other applicable law or statute of the United States or any State thereof, or files a petition to take advantage of any insolvency act or shall consent to the appointment of a receiver or trustee of all or a substantial part of its business and property.

16.2.                        Remedies.  In the event of any default or breach by Tenant and a failure to cure same within the applicable cure period, if any, Landlord may at any time thereafter, without limiting Landlord in the exercise of any right or remedy at law or in equity which Landlord may have by reason of such default or breach:

(a)                                  Continue Lease.  Pursue the remedy described in California Civil Code Section 1951.4 whereby Landlord may continue this Lease in full force and effect after Tenant’s breach and recover the Rent and any other monetary charges as they become due, without terminating Tenant’s right to sublet or assign this Lease, subject only to reasonable limitations as herein provided.  During the period Tenant is in default, Landlord shall have the right to do all acts necessary to preserve and maintain the Premises as Landlord deems reasonable and necessary, including removal of all persons and property from the Premises, and Landlord can enter the Premises and relet them, or any part of them, to third parties for Tenant’s account.  Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs.  Reletting can be for a period shorter or longer than the remaining Term.

(b)                                 Perform.  Pay or perform such obligation due (but shall no be obligated to do so), if Tenant fails to pay or perform any obligations when due under this Lease within the time permitted for their payment or performance.  In such case, the costs incurred by Landlord in connection with the performance of any such obligation will be additional rent due under this Lease and will become due and payable on demand by Landlord.

(c)                                  Terminate.  Terminate Tenant’s rights to possession by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord.  In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including, without limitation, the following:  (A) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (B) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that is proved could have been reasonably avoided; plus (C) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that is proved could be reasonably avoided; plus (D) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom; plus (E) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable State law.  In addition, Landlord shall be entitled to recover from Tenant the unamortized portion of any tenant improvement allowance, free rent or other allowance provided by Landlord to Tenant and any brokerage commission or finders fee paid or incurred by Landlord in connection with this Lease (amortized on straight line-basis over the original term of this Lease.) Upon any such termination of Tenant’s possessory interest in and to the Premises, Tenant (and at Landlord’s sole election, Tenant’s sublessees) shall no longer have any interest in the Premises, and Landlord shall have the right to make any reasonable repairs, alterations or modifications to the Premises which Landlord in its sole discretion deems reasonable and necessary.  The “worth at the time of award” of the amounts referred to in subparagraphs (A) and (B) above is computed by allowing interest at a rate equal to eight percent (8%) per annum.  The worth at the time of award of the amount referred to in subparagraph (C) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(d)                                 Additional Remedies.  Pursue any other legal or equitable remedy available to Landlord.  Unpaid installments of Rent and other unpaid monetary obligations of Tenant under the terms of this Lease shall bear interest from the date due at the rate of five percent (5%) per annum.

(e)                                  Continue.  Even though Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Rent as it becomes due under this Lease.  Acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease, shall not constitute a termination of Tenant’s right to possession.

17.                                 ESTOPPEL CERTIFICATES:

Tenant shall, within twenty (20) days after written request of Landlord, execute, acknowledge and deliver to Landlord or to Landlord’s mortgagee, proposed mortgagee, land lessor or proposed purchaser of the Building, any estoppel certificates requested by Landlord which shall state whether this Lease is in full force and effect and whether any changes may have been made to the original of this Lease; whether the Term of this Lease has commenced and full Rent is accruing; whether there are any defaults by Landlord and, if so, the nature of such defaults; whether possession has been assumed and all improvements to be provided by Landlord have been completed; whether Rent has been paid more than thirty (30) days in advance; whether there are any liens, charges, or offsets against Rent due or to become due; and whether the address shown on such estoppel certificate is accurate.  Landlord agrees that, within twenty (20) days after written request of Tenant, Landlord shall execute, acknowledge and deliver to Tenant a similar certificate.

18.                                 HOLDING OVER:

In the event Tenant remains in possession of the Premises after the expiration of the Term, it shall be deemed to be a tenant from month-to-month only, at one hundred fifty percent (150%) of the monthly installment of Rent in effect during the last month of the expired Term.  Except as aforesaid, such tenancy shall be upon and subject to the terms of this Lease.  Either party may terminate such tenancy by giving to the other at least thirty (30) days prior written notice of its intent to terminate.  Nothing herein, however, shall be deemed to grant to Tenant the right to hold over in the Premises beyond the expiration of the Term and Landlord shall be entitled to all remedies available to it, in law or in equity, as a result of any holding over in the Premises without Landlord’s consent.

19.                                 SURRENDER:

Tenant agrees to quit and surrender possession of the Premises to Landlord at the expiration of the Term in as good condition as when delivered by Landlord, except for the following:  (a) ordinary wear and tear, (b) Alterations not removed as permitted hereunder, (c) any appropriation or taking under power of eminent domain or by paramount authority, (d) damage by fire or other casualty, and (e) condition by reason of Landlord’s failure to repair as required of it hereunder.

20.                                 NOTICES:

All notices, requests, demands or other communications with respect to this Lease, whether or not herein expressly provided for, shall be in writing and shall be deemed to have been duly given either (a) forty-eight (48) hours after being mailed by United States First-Class, certified or registered mail, postage prepaid, return receipt requested, or (b) the next business day after being deposited (in time for delivery by such service on such business day) with Federal Express or another national courier service, for delivery to the parties at the following addresses (which such addresses may be changed by either party by giving written notice thereof to the other):

If to Landlord:

WVB HOLDINGS, LLC, a California limited liability company
c/o Basin Street Properties
1318 Redwood Way, Suite 140
Petaluma, CA 94954
Attn:  Ms. Betsy Ross

If to Tenant:

GE Capital Corporation
44 Old Ridgebury Road
Danbury, CT 06801
Attention:  Mr. Jeff Knipe

21.                                 QUIET ENJOYMENT:

Landlord covenants and agrees that Tenant, so long as it shall not be in default hereunder, shall and may, at all times during the Term, peaceably and quietly have, hold, occupy and enjoy the Premises and Common Areas pursuant to the terms of this Lease.

22.                                 RIGHT TO EXTEND:

(a)                                  Options to Extend.  Tenant shall have two (2) options to extend the Term for a period of two (2) years each (hereinafter referred to as the “First Extension Term” and “Second Extension Term,” respectively, and each, an “Extension Term”), provided that at the time Tenant’s Extension Notice (defined below) is given and at the time the Extension Term is to commence no default by Tenant exists under this Lease.  Tenant shall exercise such option, if at all, by written notice (“Tenant’s Extension Notice”) to Landlord not later than eight (8) months, nor earlier than one (1) year, prior to the expiration of the original Term or the First Extension Term, as the case may be.  Tenant’s failure to deliver Tenant’s Extension Notice to Landlord in a timely manner shall be deemed a waiver of Tenant’s option to extend the Term and Tenant’s extension option, and any future option to extend the Term, shall lapse and be of no force or effect.

(b)                                 Exercise of Option.

(1)                                  First Extension Term.  If Tenant exercises its extension option for the First Extension Term, the Term shall be extended for an additional period of two (2) years on all of the terms and conditions of this Lease, except (i) Tenant’s options to further extend the Term shall be reduced in number by one, (ii) Landlord shall not be required to pay to Tenant any tenant improvement allowance or inducement and (iii) the monthly Base Rent for the First Extension Term shall be the greater of (A) an amount equal to ninety-five percent (95%) of the “Fair Market Rent” prevailing at the commencement of the First Extension Term or (B) the monthly Base Rent in effect at the end of the original Term.

(2)                                  Second Extension Term.  If Tenant exercises its extension option for the Second Extension Term, the Term shall be extended for an additional period of two (2) years on all of the terms and conditions of this Lease, except (i) Tenant shall have no further options to extend the Term, (ii) Landlord shall not be required to pay to Tenant any tenant improvement allowance or inducement and (iii) the monthly Base Rent for the Second Extension Term shall be the greater of (A) an amount equal to ninety-five percent (95%) of the “Fair Market Rent” prevailing at the commencement of the Second Extension Term or (B) the monthly Base Rent in effect at the end of the First Extension Term.

(c)                                  Determination of Fair Market Rent.  For the purposes of this Lease, the “Fair Market Rent” means the monthly base rent (i.e., rent other than operating expenses, taxes and insurance premiums) expected to prevail as of the commencement of an Extension Term for the entire Extension Term with respect to “full service” leases of comparable space within buildings located in Santa Rosa, California of a quality and with interior improvements, parking, site amenities, building systems, location, identity and access all comparable to that of the Premises, for a term equal to the Extension Term.  Landlord shall notify Tenant in writing (hereinafter referred to as “Landlord’s Notice”) within fifteen (15) days after receipt of Tenant’s Extension Notice of Landlord’s estimate of the Fair Market Rent for the Extension Term.  Within fifteen (15) days after receipt of Landlord’s Notice, Tenant shall either (i) notify Landlord in writing that Tenant accepts Landlord’s determination of Fair Market Rent for the Extended Term in or (ii) provide Landlord with its estimate of Fair Market Rent for the Extension Term.  If the parties are unable to reach an agreement on the Fair Market Rent within ten (10) days of exchanging such estimates than Tenant may rescind Tenant’s Extension Notice.  If the parties agree upon the Fair Market Rent number, the parties shall amend this Lease to provide for the Base Rent during the Extension Term.  If Tenant rescinds Tenant’s Extension Notice, Tenant shall be deemed to have waived its right to extend the Term.

(d)                                 Notice to Landlord and Tenant.  After the monthly Base Rent for an Extension Term has been set, Landlord and Tenant immediately shall execute an amendment to this Lease stating the monthly Base Rent.

23.                                 TENANT IMPROVEMENTS:

(a)                                  Landlord shall perform or cause to have performed on and to the Premises the work listed and/or shown on attached EXHIBIT “F”, all at Tenant’s sole cost and expense except to the extent provided below in Paragraph 23(e).  All such work (“Work”) shall be performed in a first-class workmanlike manner in strict accordance with the plans and specifications referenced in EXHIBIT “F” which have been approved by both Tenant and Landlord, and in accordance with all applicable governmental laws, rules, regulations and other requirements.  Landlord shall apply for and obtain all permits, licenses and certificates necessary for performance of the Work.  All of the said Work shall be “Substantially Completed” (as hereinafter defined) on or before the Commencement Date.  The Work shall be deemed to be “Substantially Completed” at such time as (i) Landlord shall certify in writing to Tenant that said Work has been completed in accordance with the foregoing provisions of this subparagraph (a), subject only to minor punch list items which shall be therein specifically noted and which shall be such as not to adversely affect Tenant’s use and occupancy of the Premises for Tenant’s Intended Use for a short duration of time, and (ii) a certificate of occupancy or “finaled” building permit is issued by the appropriate governmental authority with respect to the Premises and the Work.  Following substantial completion of the Work, Landlord shall obtain a certificate of occupancy for the Premises; provided, however, Landlord shall not be in default of this Section to the extent that Landlord is precluded or prevented from obtaining a certificate of occupancy for the Work or the Premises as a result of any actions or omissions by Tenant.

(b)                                 The minor punch list items referred to in subparagraph (a) immediately preceding shall not act to suspend or delay the Commencement Date, but Landlord shall, as soon as reasonably possible following the Commencement Date, complete said minor punch list items, together with such other defects as Tenant shall thereafter discover and which Tenant shall report to Landlord in writing within thirty (30) days following said Commencement Date.

(c)                                  Tenant shall have the right to enter upon the Premises at any time or times prior to the Commencement Date for the purpose of installing its equipment, fixtures, furniture and telecommunication systems, provided that in so doing the progress of the Work shall not be unreasonably interfered with or delayed.  Any such prior use of the Premises shall not constitute acceptance of the Premises nor shall it in any way be deemed a waiver of any rights Tenant might have under this Lease.

(d)                                 If for any reason whatever the Work is not Substantially Completed on or before the sixtieth (60th) day after the Estimated Commencement Date specified in Paragraph 3 hereof, then at any time thereafter, but prior to Substantial Completion, Tenant may terminate this Lease by written notice to Landlord and receive back all monies paid hereunder, in which event this Lease shall be null and void and neither party shall have any further obligation or liability hereunder; provided, however, that if Landlord would have Substantially Completed the Work on or before the Commencement Date specified in Paragraph 3 hereof but for (i) delays caused by strikes, fire, unusually severe and adverse weather conditions, unanticipated shortages of necessary labor or materials or for other reasons beyond the reasonable control of Landlord (“Force Majeure Delays”) or (ii) any Tenant Delay, then Tenant’s termination rights as aforesaid shall be postponed for that period of time that the Force Majeure Delays or Tenant Delay so delayed the Commencement Date.  It is expressly agreed that Landlord shall give Tenant written notice of each and every Force Majeure Delay within five (5) days of the specific occurrence giving rise thereto and shall thereafter use commercially practicable efforts to eliminate or reduce the effect of such adverse condition on Substantial Completion of the Work.

(e)                                  Landlord shall provide Tenant with a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding $5.00 per rentable square foot of the Premises for the Work and $0.20 per rentable square foot for the costs relating to the initial design and construction of the Work.  In no event shall Landlord be obligated to make disbursements pursuant to this paragraph in a total amount which exceeds the Tenant Improvement Allowance.  Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Tenant Improvement Allowance which is not used to pay for the Work.  The Tenant Improvement Allowance may only be used to pay for the following items and costs:  (i) payment of the architectural and engineering fees and costs, (ii) payment of plan check, permit and license fees relating to construction of the Work; (iii) the cost of constructing the Work, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage; (iv) the cost of any changes to the Work required to comply with any applicable laws or ordinances; and (v) sales and use taxes and Title 24 fees.

24.                                 NAME OF PARK OR BUILDING:

[Intentionally Deleted].

25.                                 HAZARDOUS SUBSTANCES:

(a)                                  Landlord represents and warrants to Tenant that, to Landlord’s actual knowledge, (i) there are no Hazardous Substances on, in or under the Park in violation of any Environmental Laws and (ii) there is no asbestos or asbestos-containing hazardous materials (“asbestos”) in the Building.  Landlord shall indemnify and hold harmless the Tenant from any and all claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims and all reasonable attorneys’, consultant and expert fees) arising prior to, during or after the Term from or in connection with the use, storage, generation or disposal of Hazardous Substances in, on or about the Land, Building or Premises by Landlord or Landlord’s agents, employees or contractors.

(b)                                 Except for ordinary office supplies and janitorial cleaning materials which in common business practice are customarily and lawfully used, stored and disposed of in small quantities, Tenant shall not cause or permit any Hazardous Substances to be used, stored, generated or disposed of in, on or about the Park, Land, Building or Premises by Tenant or its agents, employees, contractors or invitees.  Tenant shall indemnify and hold harmless the Landlord from any and all claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims and all reasonable attorneys’, consultant and expert fees) arising during or after the Term from or in connection with the use, storage, generation or disposal of Hazardous Substances in, on or about the Land, Building or Premises by Tenant or Tenant’s agents, employees, contractors or invitees.

(c)                                  Notwithstanding anything to the contrary stated hereinabove, the indemnifications contained in subparagraphs (a) and (b) above shall not include any consequential damages (e.g. loss of rent, use and profits) incurred by either Landlord or Tenant, but shall expressly include, without limitation, any and all costs incurred due to any investigation of the site or any cleanup, removal or restoration mandated by or pursuant to any Environmental Laws.  The indemnifications contained herein shall survive any expiration or termination of the Term, but shall terminate three (3) years after any such expiration or termination except with respect to any specific claims which have been given in writing by either party to the other prior to the expiration of said three-year period.

(d)                                 As used herein, “Hazardous Substances” means any substance which is toxic, ignitable, reactive, or corrosive or which is regulated by “Environmental Laws”.  The term “Environmental Laws” means federal, state and local laws and regulations, judgments, orders and permits governing safety and health and the protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended (CERCLA), the Resource Conservation and Recovery Act, as amended 42 U.S.C. 6901 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. 300f through 300j.  “Hazardous Substances” includes any and all materials or substances which are defined as “hazardous waste”, “extremely hazardous waste” or a “hazardous substance” pursuant to state, federal or local governmental law.  “Hazardous Substances” also includes asbestos, polychlorinated biphenyls (“PCBs”) and petroleum products.

26.                                 SIGNS:

Landlord, at Landlord’s expense, shall install directory signage for Tenant in the Building lobby and entry signage on Tenant’s suite in accordance with Landlord’s sign criteria.  Tenant shall not attach or install any sign to or on any part of the outside of the Premises, the Building or the Park, or in the halls, lobbies, windows or elevator banks of the Building without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and reasonable discretion.  Any signage so permitted shall be subject to prior approval of and conformance with the requirements of the County of Sonoma and Landlord’s sign criteria.

27.                                 TRANSFER OF THE BUILDING BY LANDLORD:

In the event of any conveyance of the Building and assignment by Landlord of this Lease, Landlord shall be and is hereby released from all liability under any and all of its covenants and obligations contained in or derived from this Lease occurring after the date of such conveyance and assignment provided that such transferee expressly assumes all of Landlord’s obligations under this Lease.  In such an event Tenant agrees to attorn to such transferee.

28.                                 LIMITATION OF LIABILITY OF LANDLORD:

If, as a consequence of a default by Landlord under this Lease, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Building, Land and Park and out of rent or other income from such property or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title or interest in the Building, Land and Park, and Landlord shall not be liable for any deficiency.  Notwithstanding the foregoing, however, there shall be no limitation on Landlord’s liability for any default by Landlord with respect to the provisions of Paragraph 25 hereof, and all of the assets of Landlord shall be subject to levy and execution upon any breach of such provisions or any failure of the representations, warranties or indemnifications of Landlord therein contained.

29.                                 LIENS:

Tenant shall keep the Building and Premises free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant (other than the Work provided for in Paragraph 23 hereof) and shall indemnify, defend and hold Landlord harmless from all claims, costs and liabilities, including reasonable attorneys’ fees and costs, in connection with or arising out of any such lien or claim of lien.  Tenant shall cause any such lien imposed on the property to be released of record by payment or posting of a proper bond within ten (10) days after written request by Landlord.

30.                                 BROKERS:

Landlord and Tenant each represent and warrant to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, except Keegan & Coppin (Shawn Johnson) and Colliers International (Peter Pomeroy) whose commission shall be payable by Landlord, and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease.  Landlord and Tenant each agree to indemnify, defend and hold the other harmless from all costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with claims made by any other broker or individual who alleges that it is entitled to commissions or fees with regard to this Lease as a result of dealings it had with the indemnifying party.

31.                                 DEFAULT BY LANDLORD:

Landlord shall not be in default under this Lease unless Landlord, or the holder of any mortgage, deed of trust or ground lease covering the Premises, fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord certified mail, postage prepaid, and to the holder of any first mortgage, deed of trust or ground lease covering the Premises whose name and address shall have been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord or the holder of any such mortgage, deed of trust or ground lease commences performance within such 30 day period and thereafter diligently prosecutes the same to completion.  In no event shall Tenant be entitled to terminate this Lease by reason of Landlord’s default.

32.                                 ATTORNEYS’ FEES:

If either party brings any action or legal proceeding for damages for an alleged breach of any provision of this Lease, to recover Rent or other sums due, to terminate the tenancy of the Premises or to enforce, protect or establish any term, condition or covenant of this Lease or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs to be fixed and determined by the court in such action or proceeding.

33.                                 COMPLIANCE WITH LAWS:

(a)                                  Landlord represents and warrants to Tenant that, to Landlord’s actual knowledge, on the Commencement Date of this Lease neither the Land, Building, Premises and Common Areas is in material violation of any applicable governmental laws, ordinances, rules, regulations and requirements.  Landlord covenants and agrees that it shall, at all times during the Term and at its sole cost and expense, promptly comply with all governmental laws, ordinances, rules, regulations and requirements which may in any way be applicable to the Land, Building, Premises or Common Areas, except to the extent such compliance is assumed by Tenant as provided in subparagraph (b) below.

(b)                                 Tenant shall, at all times during the Term and at its sole cost and expense, promptly comply with all governmental laws, ordinances, rules, regulations and requirements which may be applicable to the particular manner in which Tenant conducts its business on the Premises, however in no event shall Tenant be required (or permitted) to make any Alterations which are structural in nature or which affect the building systems, all such required Alterations being hereby expressly assumed by Landlord.

34.                                 RECORDING:

[Intentionally deleted]

35.                                 MISCELLANEOUS PROVISIONS:

35.1.                        Time Periods.  All periods of time referred to in this Lease shall include all Saturdays, Sundays and state or national holidays, unless the period of time specifies business days, however if the date or last date to perform any act or give notice or approval shall fall on a Saturday, Sunday or state or national holiday, such act, notice or approval shall be timely if performed or given on the next succeeding day which is not a Saturday, Sunday or state or national holiday.

35.2.                        Waiver.  The waiver by Landlord or Tenant of any breach of any term, condition or covenant of this Lease shall not be deemed to be a waiver of such provision or any subsequent breach of the same or any other term, condition or covenant of this Lease.  No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing and signed by the waiving party.

35.3.                        Severability.  If any provisions of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall not be affected or impaired, and such remaining provisions shall remain in full force and effect.

35.4.                        Exhibits.  All exhibits referred to herein are attached hereto and incorporated by reference.

35.5.                        Executed Copy.  Any fully executed copy of this Lease shall be deemed an original for all purposes.

35.6.                        Binding Effect.  The covenants and agreements contained in this Lease shall be binding on the parties hereto and on their respective successors and permitted assigns.

35.7.                        Captions.  The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.

35.8.                        Entire Agreement.  This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein.  Except as otherwise provided herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

35.9.                        Strict Construction.  This Lease is intended to express the mutual intent of the parties hereto, and no rule of strict construction shall be applied against either Landlord or Tenant.

35.10.                  Time of the Essence.  Time is of the essence for the performance of each term, condition and covenant of this Lease.  The foregoing shall not operate, however, to reduce the time period allocated for the performance of any obligation or the curing of any default if a time period is specified in the Lease for the performance of such obligation.

35.11.                  Applicable Law.  This Lease shall be governed by and construed in accordance with the internal laws of the State of California, notwithstanding any choice of law statutes, regulations, provisions or requirements to the contrary.

35.12.                  Successors and Assigns.  Subject to the provisions of this Lease restricting assignment or subletting by Tenant, this Lease shall bind the parties, their personal representatives, successors and assigns.

35.13.                  Joint and Several Liability.  If there is more than one party comprising Tenant or Landlord, the obligations imposed on Tenant or Landlord shall be joint and several.

35.14.                  Addendum.  The Addendum attached hereto is incorporated herein by reference.

36.                                 NO OFFER:

The submission of this Lease for examination or the negotiation of the transaction described herein or the execution of this Lease by only one of the parties shall not in any way constitute an offer to lease on behalf of either Landlord or Tenant, and this Lease shall not be binding on either party until duplicate originals thereof, duly executed on behalf of both parties, have been delivered to each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the day and year first above written.

“Landlord”		“Tenant”

WVB HOLDINGS, LLC a California limited liability company		ADVANCED TELCOM, INC., a Delaware corporation

By:	G & W Ventures, LLC	By:	/s/David M. O’Neill
	a California limited liability		Name:	David M. O’Neill
	company		Its:	President
Managing Member

By:	/s/Matthew T. White
Matthew T. White
Manager
By:
Name:
Its:

EXHIBIT A

FLOOR PLAN

EQUIPMENT
CHRIS A.
DAREN C.
SCOTT P.
GABE P.
NANCY N.
SANDY W.
G.L. ACCT.
C.A.S.
C.S.
ERICA D.
DIANNE F.
JOY S.
NELISA C.
SHERRY C.
FILE CLERK
OPEN OFFICE
EQUIPMENT STORAGE
(E)ELEC.
FILE AREA
H.R. FILES
TRACI J.
CONFERENCE
LISA N.
MELISSA M.
ERIC R.
KIM M.
VISITOR OFFICE
CONFERENCE
KIM P.
CHRIS G.
BARB M.
ERIC K.
CORPORATE CONFERENCE ROOM
STAIR 3
LUNCH ROOM
(E)KITCHEN
(E)VESTIBULE
ELEV.
MECH.
STAIR 1
(E)LOBBY
VACANT LEASE SPACE
STORAGE, TEL/DATA
OPEN OFFICE
OFFICE 14X14
CONFERENCE

EXHIBIT B

PLOT PLAN

BUILDING-1
BUILDING-2
BUILDING-3
BUILDING-4
BUILDING-5
AVIATION BLVD
PLANT LEGEND
TREES
PLANT LEGEND
SHRUBS & GROUNDCOVERS
NOTES

EXHIBIT C

RULES AND REGULATIONS

It is further agreed that the following rules and regulations (these “Rules and Regulations”) shall be and are hereby made a part of this Lease, and Tenant agrees that Tenant’s employees and agents, or any others permitted by Tenant to occupy or enter the Premises, will at all times abide by these Rules and Regulations, unless otherwise specified or provided for in the Lease, to wit:

1.                                       The driveways, entrances and exits to the Park, sidewalks, passages, building entries, lobbies, corridors, stairways, and elevators of the Building shall not be obstructed by Tenant, or Tenant’s agents or employees, or used for any purpose other than ingress and egress to and from the Premises.  Tenant or Tenant’s agents or employees shall not loiter on the lawn areas or other common areas of the Park.

(a)                                  Furniture, freight equipment and supplies will be moved in or out of the Building only through the rear service entrances or other entrances designated by Landlord and then only during such hours and in such manner as may be reasonably prescribed by Landlord.  Tenant shall cause its movers to use only the loading facilities and entrances designated by Landlord.  In the event Tenant’s movers damage any part of the Building or Park, Tenant shall pay to Landlord the amount required to repair said damage upon Landlord’s written request.

(b)                                 No safe or article, the weight of which may in the opinion of Landlord constitute a hazard to or damage to the Building or the Building’s equipment, shall be moved into the Premises without Landlord’s prior written approval, but such consent or approval shall not be unreasonably withheld, conditioned or delayed.  Landlord and Tenant shall mutually agree to the location of such articles in the Premises.  All damage done to the Park, Building or Premises by putting in, taking out or maintaining extra heavy equipment shall be repaired at the expense of Tenant.

(c)                                  Landlord reserves the right to close and keep locked any and all entrances and exits of the Building and Park and gates or doors closing the parking areas thereof during such hours as Landlord may deem advisable for the adequate protection of the Park and all tenants therein.

2.                                       Entry into the lakes at the Park shall be strictly prohibited.  Tenant shall be responsible for ensuring that its employees, visitors, or invitees do not enter the lakes at any time for any reason.  Tenant shall report any person observed entering the lake to Landlord immediately.

3.                                       Except as otherwise provided for in the Lease, no sign, advertisement or notice shall be inscribed, painted or affixed on any part of the inside or outside of the Building unless of such color, size and style and in such place upon or in the Building as shall be first approved in writing by Landlord.  No furniture or other materials shall be placed in front of the Building or in any lobby or corridor without the prior written consent of Landlord.  Landlord shall have the right to remove all non permitted signs and furniture without notice to Tenant.

4.                                       Tenant shall not employ any person or persons other than the janitor or cleaning contractor of Landlord for the purpose of cleaning or taking care of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Except as otherwise provided in the Lease, Landlord shall in no way be responsible to Tenant for any loss of property from the Premises, however occurring.  The janitor of the Building may at all times keep a pass key, and other agents of Landlord shall at all times be allowed admittance to the Premises in accordance with the provisions set forth in the Lease.

5.                                       Water closets and other water fixtures shall not be used for any purpose other than that for which the same are intended, and any damage resulting to the same from misuse on the part of Tenant or Tenant’s agents or employees, shall be paid for by Tenant.  No person shall waste water by tying back or wedging the faucets or in any other manner.

6.                                       No animals except seeing eye dogs or other animals necessary to the functioning of handicapped personnel shall be allowed on the lawns or sidewalks or in the offices, halls, and corridors of the Building.

7.                                       No persons shall disturb the occupants of this or adjoining buildings or premises by the use of any radio, sound equipment or musical instrument or by the making of loud or improper noises, nor interfere in any way with the other tenants or those having business with them.  Should sound mitigation measures be required due to sounds originating in the Premises, the costs of such measures shall be paid for by Tenant.

8.                                       Bicycles or other vehicles, other than wheel chairs, shall not be permitted in the offices, halls, corridors and lobbies in the Building nor shall any obstruction of sidewalks or entrances of the Building by such be permitted.

9.                                       Tenant shall not allow anything to be placed on the outside of the Building, nor shall anything be thrown by Tenant or Tenant’s agents or employees, out of the windows or doors, or down the corridors, ventilation ducts or shafts of the Building.  Tenant, except in case of fire or other emergency, shall not open any outside window.

10.                                 No awnings shall be placed over any window or entrance.

11.                                 All garbage, including wet garbage, refuse or trash shall be placed by Tenant in the receptacles designated by Landlord for that purpose.  Tenant shall not burn any trash or garbage at any time in or about the leased Premises or any area of the Park.  Tenant and Tenant’s officers, agents, and employees shall not throw cigar or cigarette butts or other substances or litter of any kind in or about the Park.

12.                                 Tenant shall not install or operate any steam or gas engine or boiler, or other machinery or carry on any mechanical business, other than such mechanical business which normally is identified with general use in the Premises.  Explosives or other articles of an extra hazardous nature shall not be brought into the Building complex.

13.                                 Any painting or decorating as may be agreed to be done by and at the expense of Landlord shall be done during regular weekday working hours.  Should Tenant desire such work

2

on Saturdays, Sundays, holidays or outside of regular working hours, Tenant shall pay for the extra cost thereof, if any.

14.                                 Tenant and Tenant’s agents and employees shall park their vehicles in areas designated from time to time for employee parking.

15.                                 Tenant shall not mark, drive nails, screw, bore, or drill into, paint or in any way deface the common area walls, exterior walls, roof, foundations, bearing walls, or pillars without the prior written consent of Landlord.  The expense of repairing any breakage, stoppage or damage resulting from a violation of this rule shall be borne by Tenant.

16.                                 No waiver of any rule or regulation by Landlord shall be effective unless expressed in writing and signed by Landlord or his authorized agent.

17.                                 Tenant shall be responsible for cleaning up any trash blowing around their facility that may have been left by their customers or employees.

18.                                 In the event of any conflict between these Rules and Regulations or any further or modified rules and regulations from time to time issued by Landlord, and the Lease provisions, the Lease provisions shall govern and control.

19.                                 Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable rules and regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, and for the preservation of good order therein, as well as for the convenience of other tenants of the Park.  Landlord shall not be responsible to Tenant or to any other person for the non-observance or violation of these Rules and Regulations by any other tenant or person.  Tenant shall be deemed to have read these rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the space herein leased, and Tenant shall abide by any additional rules and regulations which are ordered or requested by Landlord or by any governmental authority.

3

EXHIBIT D

COMMENCEMENT DATE MEMORANDUM

With respect to that certain lease (“Lease”) dated                                                                              ,                       , between                                                                                , a                                               (“Tenant”), and                                                  , a                                                   (“Landlord”), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord approximately                                         rentable square feet of space (“Premises”) in the building located at                                                              , Tenant hereby acknowledges and certifies to Landlord as follows:

(1)                                  The Commencement Date is                               and the Expiration Date is                           ;

(2)                                  The Premises contain                                    rentable square feet of space; and

(3)                                  Tenant has accepted and is currently in possession of the Premises and the Premises are acceptable for Tenant’s use.

IN WITNESS WHEREOF, this Commencement Date Memorandum is executed this               day of                         , 20        .

“Tenant”

ADVANCED TELCOM, INC.

By:
Name:
Its:
By:
Name:
Its:

EXHIBIT E

PARKING AREAS

BUILDING-1
BUILDING-2
TWO STORY
40,000 SF
BUILDING-3
BUILDING-4
BUILDING-5
AVIATION BLVD
PLANT LEGEND
TREES
PLANT LEGEND
SHRUBS & GROUNDCOVERS
NOTES

EXHIBIT F

TENANT IMPROVMENTS

FINAL PLANS AND SPECIFICATIONS TO BE PROVIDED BY LANDLORD TO TENANT UNDER SEPARATE COVER.

ADDENDUM NO. 1

This Addendum is attached hereto and made a part of that certain Lease dated June 10, 2004 entered into between WVB HOLDINGS, LLC, a California limited liability company, as Landlord, and ADVANCED TELCOM, INC., a Delaware, as Tenant.

1.                                       Base Rent.

The Base Rent during the Term shall be as follows:

Lease Year	Monthly Full Service Base Rent per Rentable Sq. Ft.
1st Lease Year (months 1 -3)	Free
1st Lease Year (months 4 - 12)	$1.60
2nd Lease Year	$1.65
3rd Lease Year	$1.70